Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS THIRD-QUARTER 2016 FINANCIAL RESULTS
Private Education Loan Originations Increase 7 Percent From Year-Ago Quarter to $1.8 Billion
Private Education Loan Portfolio Grows 27 Percent From Year-Ago Quarter to $13.7 Billion
Net Interest Income Increases 27 Percent From Year-Ago Quarter to $223 Million
Diluted Earnings Per Share Up 33 Percent From Year-Ago Quarter to $0.12
NEWARK, Del., Oct. 19, 2016 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released third-quarter 2016 financial results that include marked growth in originations, portfolio size, net interest income, and diluted earnings per share. In the third-quarter 2016, the company’s private education loan originations increased 7 percent to $1.8 billion, private education loan portfolio grew 27 percent to $13.7 billion, and net interest income increased 27 percent to $223 million, as compared to the year-ago quarter. The company earned $0.12 per diluted share in the quarter, up 33 percent from the same period last year.
“We continue to do what we do best, which is to help students and families make college happen, and we’re doing it better than ever, with all indicators moving in the right direction,” said Raymond J. Quinlan, chairman and CEO. “Our investments in people and platforms have improved not only customer satisfaction, but also operating efficiency. Among this quarter’s many positives, I am partial to our consistent credit metrics because, ultimately, credit quality illustrates our customers’ success and their ability to effectively manage their finances.”
For the third-quarter 2016, GAAP net income was $57 million, compared with $46 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $52 million ($0.12 diluted earnings per share) in the third-quarter 2016, compared with $41 million ($0.09 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $48-million increase in net interest income and a $13-million increase in total non-interest income, which were offset by a $14-million increase in provisions for credit losses, a $6-million increase in total non-interest expenses, and a $29-million increase in income tax expense.
Third-quarter 2016 results vs. third-quarter 2015 included:

•	Private education loan originations of $1.8 billion, up 7 percent.

•	Net interest income of $223 million, up 27 percent.

•	Net interest margin of 5.58 percent, up 22 basis points.

•	Average private education loans outstanding of $12.9 billion, up 30 percent.

•	Average yield on the private education loan portfolio of 8.00 percent, up 13 basis points.

•	Private education loan provision for loan losses of $41 million, up from $27 million.

•	Loans in forbearance were 3.04 percent of private education loans in repayment and forbearance, down from 3.09 percent.

•	Delinquencies as a percentage of private education loans in repayment were 2.04 percent, up from 1.91 percent.
Core earnings for the third-quarter 2016 were $56 million, compared with $47 million in the year-ago quarter. Core earnings attributable to the company’s common stock were $51 million ($0.12 diluted earnings per share) in the third-quarter 2016, compared with $42 million ($0.10 diluted earnings per share) in the year-ago quarter. Third-quarter 2016 GAAP results included $1 million of pre-tax gains from derivative accounting treatment that are excluded from core earnings results, vs. pre-tax losses of $1 million in the year-ago period.
Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings, results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Total Non-Interest Expenses
Total non-interest expenses were $100 million in the third-quarter 2016, compared with $94 million in the year-ago quarter (which included $1 million of reorganization expenses). Operating expenses grew 7 percent from the year-ago quarter while the non-GAAP operating efficiency ratio decreased to 40.6 percent in the third-quarter 2016, from 50.3 percent in the year-ago quarter, primarily due to the continued leveraging of our fixed infrastructure as our portfolio grows, combined with operational efficiencies that we are realizing as a result of investments made in 2015.
Income Tax Expense
Income tax increased to $47 million in the third-quarter 2016 from $18 million in the year-ago quarter. The effective income tax rate increased in the third-quarter 2016 to 45.5 percent from 28.2 percent in the year-ago quarter. The prior-year quarter included a benefit resulting from a release of reserves for uncertain tax positions related to a favorable state tax ruling. The effective tax rate in the current quarter was higher because of an additional $9 million recorded related to uncertain tax positions and due to an increase in state taxes. The uncertain tax positions contributing to the increase in our effective tax rate had no impact on earnings per share, as we recorded the matching offset in other income. Managing our uncertain tax positions will add volatility to our reported effective tax rate, but should not impact our expected cash tax liability.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At Sept. 30, 2016, Sallie Mae Bank’s regulatory capital ratios were as follows:

	Sept. 30, 2016	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	12.4 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	12.4 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.4 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.6 percent	5.0 percent
Deposits
Deposits at the company totaled $12.9 billion ($7.8 billion in brokered deposits and $5.1 billion in retail and other deposits) at Sept. 30, 2016, compared with $10.6 billion ($6.7 billion in brokered deposits and $3.9 billion in retail and other deposits) at Sept. 30, 2015.
Guidance
The company expects 2016 results to be as follows:

•	Full-year diluted core earnings per share of $0.52.

•	Full-year private education loan originations of $4.6 billion.

•	Full-year non-GAAP operating efficiency ratio improvement to exceed 10 percent.

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Sallie Mae will host an earnings conference call tomorrow, Oct. 20, 2016, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 86005610 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through Nov. 3, 2016, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 86005610.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements.

Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 26, 2016) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on the company's business; risks associated with restructuring initiatives; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; rates of prepayments on the loans made by the company and its subsidiaries; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — GAAP Consolidated Earnings Summary -‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended Sept. 30, 2016 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”
The company reports a non-GAAP operating efficiency ratio. A GAAP-based operating efficiency ratio would compare total non-interest expenses to net revenue (which consists of net interest income, before provisions for credit losses, plus non-interest income). Our operating efficiency ratio is a non-GAAP measure because we adjust (a) the non-interest expense numerator by deducting restructuring and other reorganization expenses, and (b) the net revenue denominator by deducting gains on sales of loans, net. We believe doing so provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data and percentages)	2016	2015	2016	2015

Net income attributable to SLM Corporation common stock	$51,649	$40,811	$164,387	$169,833
Diluted earnings per common share attributable to SLM Corporation	$0.12	$0.09	$0.38	$0.39
Weighted average shares used to compute diluted earnings per share	433,523	432,547	432,079	432,531
Return on assets	1.4%	1.3%	1.5%	1.9%
Non-GAAP operating efficiency ratio(1)	40.6%	50.3%	40.8%	48.3%

Other Operating Statistics
Ending Private Education Loans, net	$13,725,959	$10,766,511	$13,725,959	$10,766,511
Ending FFELP Loans, net	1,034,545	1,142,637	1,034,545	1,142,637
Ending total education loans, net	$14,760,504	$11,909,148	$14,760,504	$11,909,148

Average education loans	$13,931,693	$11,030,313	$13,384,326	$10,759,781
_________
(1) A GAAP-based operating efficiency ratio would compare total non-interest expenses to net revenue (which consists of net interest income, before provisions for credit losses, plus non-interest income). Our operating efficiency ratio is a non-GAAP measure because we adjust (a) the non-interest expense numerator by deducting restructuring and other reorganization expenses, and (b) the net revenue denominator by deducting gains on sales of loans, net. We believe doing so provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$1,454,938	$2,416,219
Available-for-sale investments at fair value (cost of $209,464 and $196,402, respectively)	213,176	195,391
Loans held for investment (net of allowance for losses of $164,839 and $112,507, respectively)	14,760,504	11,630,591
Restricted cash and investments	38,256	27,980
Other interest-earning assets	47,283	54,845
Accrued interest receivable	805,647	564,496
Premises and equipment, net	86,721	81,273
Tax indemnification receivable	276,543	186,076
Other assets	62,545	57,227
Total assets	$17,745,613	$15,214,098

Liabilities
Deposits	$12,941,345	$11,487,707
Short-term borrowings	350,000	500,175
Long-term borrowings	1,577,689	579,101
Income taxes payable, net	199,813	166,662
Upromise related liabilities	259,290	275,384
Other liabilities	157,980	108,746
Total liabilities	15,486,117	13,117,775

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165,000	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 434.4 million and 430.7 million shares issued, respectively	86,881	86,136
Additional paid-in capital	1,157,248	1,135,860
Accumulated other comprehensive loss (net of tax benefit of $17,253 and $9,949, respectively)	(27,813)	(16,059)
Retained earnings	530,594	366,609
Total SLM Corporation stockholders’ equity before treasury stock	2,311,910	2,137,546
Less: Common stock held in treasury at cost: 6.1 million and 4.4 million shares, respectively	(52,414)	(41,223)
Total equity	2,259,496	2,096,323
Total liabilities and equity	$17,745,613	$15,214,098

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest income:
Loans	$268,341	$205,274	$765,246	$598,417
Investments	2,193	2,640	7,155	7,746
Cash and cash equivalents	2,003	987	4,832	2,568
Total interest income	272,537	208,901	777,233	608,731
Interest expense:
Deposits	38,210	29,110	107,633	86,961
Interest expense on short-term borrowings	1,604	1,951	5,827	4,719
Interest expense on long-term borrowings	9,448	2,398	17,869	2,398
Total interest expense	49,262	33,459	131,329	94,078
Net interest income	223,275	175,442	645,904	514,653
Less: provisions for credit losses	41,784	27,497	116,179	59,673
Net interest income after provisions for credit losses	181,491	147,945	529,725	454,980
Non-interest income:
Gains on sales of loans, net	—	—	—	76,874
Gains (losses) on derivatives and hedging activities, net	1,368	(547)	3,156	4,347
Other income	21,598	10,455	56,309	29,374
Total non-interest income	22,966	9,908	59,465	110,595
Non-interest expenses:
Compensation and benefits	43,380	39,304	138,659	119,079
FDIC assessment fees	5,095	3,801	13,548	10,230
Other operating expenses	51,234	49,759	135,164	134,541
Total operating expenses	99,709	92,864	287,371	263,850
Acquired intangible asset impairment and amortization expense	226	370	747	1,110
Restructuring and other reorganization expenses	—	910	—	6,311
Total non-interest expenses	99,935	94,144	288,118	271,271
Income before income tax expense	104,522	63,709	301,072	294,304
Income tax expense	47,557	17,985	120,987	109,865
Net income	56,965	45,724	180,085	184,439
Preferred stock dividends	5,316	4,913	15,698	14,606
Net income attributable to SLM Corporation common stock	$51,649	$40,811	$164,387	$169,833
Basic earnings per common share attributable to SLM Corporation	$0.12	$0.10	$0.38	$0.40
Average common shares outstanding	428,077	426,019	427,711	425,384
Diluted earnings per common share attributable to SLM Corporation	$0.12	$0.09	$0.38	$0.39
Average common and common equivalent shares outstanding	433,523	432,547	432,079	432,531

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015

“Core Earnings” adjustments to GAAP:
GAAP net income	$56,965	$45,724	$180,085	$184,439
Preferred stock dividends	5,316	4,913	15,698	14,606
GAAP net income attributable to SLM Corporation common stock	$51,649	$40,811	$164,387	$169,833

Adjustments:
Net impact of derivative accounting(1)	(831)	1,400	(1,259)	(1,501)
Net tax effect(2)	(320)	529	(483)	(587)
Total “Core Earnings” adjustments to GAAP	(511)	871	(776)	(914)

“Core Earnings” attributable to SLM Corporation common stock	$51,138	$41,682	$163,611	$168,919

GAAP diluted earnings per common share	$0.12	$0.09	$0.38	$0.39
Derivative adjustments, net of tax	—	0.01	—	—
“Core Earnings” diluted earnings per common share	$0.12	$0.10	$0.38	$0.39
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.